Exhibit 3.12

Innovation, Science and Economic Development Canada
Corporations Canada
Innovation, Sciences et Développement économique Canada
Corporations Canada

Certificate of Amalgamation

Canada Business Corporations Act

Certificat de fusion

Loi canadienne sur les sociétés par actions

Open Text Corporation

Corporate name / Dénomination sociale

1805295-6

Corporation number / Numéro de société

I HEREBY CERTIFY that the above-named corporation resulted from an amalgamation, under section 185 of the *Canada Business Corporations Act*, of the corporations set out in the attached articles of amalgamation.

JE CERTIFIE que la société susmentionnée est issue d'une fusion, en vertu de l'article 185 de la *Loi canadienne sur les sociétés par actions*, des sociétés dont les dénominations apparaissent dans les statuts de fusion ci-joints.

Hantz Prosper

Director / Directeur

2026-07-01

Date of Amalgamation (YYYY-MM-DD)
Date de fusion (AAAA-MM-JJ)

Canada

Innovation, Science and Economic Development Canada — Corporations Canada
Innovation, Sciences et Développement économique Canada — Corporations Canada

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Canada Business Corporations Act (CBCA)
FORM 9
ARTICLES OF AMALGAMATION
(Section 185)

1 - Corporate name of the amalgamated corporation

Open Text Corporation

2 - The province or territory in Canada where the registered office is situated *(do not indicate the full address)*

Ontario

3 - The classes and any maximum number of shares that the corporation is authorized to issue

See attached Schedule 1.

4 - Restrictions, if any, on share transfers

None

5 - Minimum and maximum number of directors *(for a fixed number of directors, please indicate the same number in both boxes)*

Minimum number 1 **Maximum number** 15

6 - Restrictions, if any, on the business the corporation may carry on

None.

7 - Other provisions, if any

See attached Schedule 2.

8 - The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:

- ○ **183 - Long form : approved by special resolution of shareholders**
- ◉ **184(1) - Vertical short-form : approved by resolution of directors**
- ○ **184(2) - Horizontal short-form : approved by resolution of directors**

9 - Declaration

I hereby certify that I am a director or an authorized officer of the following corporation:

Name of the amalgamating corporations	Corporation number	Signature
Open Text Corporation	10836044	[signature]
Open Text BC Ltd.	1801487-6	[signature]
Open Text Canada Ltd.	7560737	[signature]
Open Text SA Ltd.	1802242-9	[signature]

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

ISED-ISDE 3190E (2020/01) Page 1 of 2

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Canada

SCHEDULE I AUTHORIZED CAPITAL
The Corporation is authorized to issue an unlimited number of First Preference Shares and an unlimited number of Common Shares. The rights. privileges, restrictions and conditions attaching to each class is set out below:
1.FIRST PREFERENCE SHARES
1.1lssuable in Series:
The First Preference shares may, at any time and from time to time. be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be ﬁxed by the directors of the Corporation. The directors of the Corporation may, before issuance and subject as hereinafter provided, determine the designation, rights, privileges, restrictions and conditions attaching to the First Preference Shares of each series including, without limiting the generality of the foregoing:
(a)the rate. amount or method of calculation of any dividends, whether cumulative, non-cumulative or partially cumulative, and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which any such dividends shall accrue;

(b)any right of redemption and/or purchase and the redemption or purchase prices and terms and conditions of any such right;

(c)any right of retraction vested in the holders of the First Preference Shares of such series and the prices and terms and conditions of any such rights and whether any other rights of retraction may be vested in such holders in the future;

(d)any voting rights;

(e)any conversion rights;

(f)any rights upon dissolution, liquidation of winding-up of the Corporation;

(g)any sinking fund or purchase fund;

(h)any purchase obligation; and

any other provisions attaching to any such series of First Preference Shares.

1.2Priority:
The First Preference Shares of each series shall, with respect, to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, rank on a parity with the First Preference Shares of every other series and be entitled to preference over the Common Shares and over any other shares of the Corporation ranking junior to the First Preference Shares. In addition to and without limiting the generality of the foregoing. if any amount:
(a)of cumulative dividends, whether or not declared, or declared non-cumulative dividends; or

(b)payable on return of capital in the event of the liquidation, dissolution or winding up of a Corporation.
in respect of shares of a series is not paid in full, the shares of the series shall participate rateably with the shares of all other series of the same class in respect of,
(c)all accumulated cumulative dividends, whether or not declared. and all declared non-cumulative dividends; or

(d)all amounts payable on return of capital in the event of the liquidation, dissolution or winding up of the Corporation.
as the case may be.
2.COMMON SHARES
2.1The holders of the Common Shares are entitled to receive:
(a)such dividends as the directors in their discretion may declare, regardless of whether dividends are declared on any other class of shares;

(b)the holders of the Common Shares are entitled to receive notice of and to attend all meetings of the shareholders of the Corporation, except meetings at which holders of another speciﬁed class of shares are exclusively entitled to vote, and are entitled to one vote for each Common Share held on all votes taken at such meetings; and

(c)any remaining property of the Corporation on liquidation, dissolution or wind-up of the Corporation, whether voluntary or involuntary, after payment of any amount required to redeem or retract the issued and outstanding First Preference Shares in accordance with the terms of their issuance.

SCHEDULE 2
OTHER PROVISIONS

Authorization to Appoint Additional Directors
The directors may, within the maximum number permitted by the at-toles, appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.
Other
The corporation may amend its articles to change the number of common shares of the Corporation, whether issued or unissued, on a two-for-one basis, such that each Common Share will become two Commons Shares.